Exhibit 99.2

                                                                   News Release

AmerisourceBergen

Contact: Michael N. Kilpatric               Donna Dolan
         610/727-7118                       714/385-4226
         mkilpatric@amerisource.com         donna.dolan@bergenbrunswig.com


                    AMERISOURCE AND BERGEN BRUNSWIG MERGE TO
                  CREATE NEW INDUSTRY LEADER, AMERISOURCEBERGEN

      Combination Creates Leader In Pharmaceutical Supply Chain Management
                        New NYSE Trading Symbol is "ABC"

     VALLEY FORGE, PA, August 29, 2001 - AmerisourceBergen Corporation (NYSE:ABC) today announced that AmeriSource Health Corporation and Bergen Brunswig Corporation have completed their merger of equals to form a new company, AmerisourceBergen Corporation. The Company is a new leader in U.S. pharmaceutical services with approximately $36 billion in annualized operating revenues. Headquartered in Valley Forge, Pennsylvania, the new company will begin trading under the symbol "ABC," tomorrow, August 30, 2001, on the New York Stock Exchange.

     AmeriSource and Bergen Brunswig shareholders approved the merger during independent meetings held earlier today. Under the terms of the merger agreement, each share of Bergen Brunswig common stock was converted into 0.37 of a share of AmerisourceBergen common stock and each share of AmeriSource common stock was converted into one share of AmerisourceBergen common stock. The new Company will have approximately 103 million shares outstanding.

     "The creation of AmerisourceBergen signals the arrival of a new leader in pharmaceutical services, a company that will be more than the sum of its parts," said Robert E. Martini, Chairman of AmerisourceBergen. "Built on a foundation of superior customer service, the new company will combine the best people, the best operations and the best programs to deliver a new level of value to every step of the pharmaceutical supply chain."

     R. David Yost, AmerisourceBergen's President and Chief Executive Officer, said, "The resources and people of this new Company will allow us to establish a new model in the pharmaceutical supply chain. Anchored in exceptional customer service, we will build

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                                                                   News Release

shareholder value by delivering pharmaceutical and healthcare products, services and solutions in innovative and cost effective ways. Our single focus on pharmaceutical services will provide the best service in the pharmaceutical supply chain with improved operational efficiencies and expanded offerings and programs."

Board of Directors
------------------
     AmerisourceBergen also named six new members to its Board of Directors. AmeriSource designated three of the new directors, each from the previous AmeriSource Board. They are: Richard C. Gozon, Executive Vice President, Weyerhaeuser Company; Edward E. Hagenlocker, Retired Vice Chairman, Ford Motor Company; and J. Lawrence Wilson, Retired Chairman and Chief Executive Officer, Rohm and Haas Company.

     Bergen Brunswig also designated three new directors, each from the previous Bergen Brunswig Board. They are: Rodney H. Brady, President and Chief Executive Officer, Deseret Management Corporation; James R. Mellor, Chairman of the Board, USEC, Inc. and Former Chairman of the Board and Chief Executive Officer, General Dynamics Corporation; and Francis G. Rodgers, Author and Lecturer and Former Vice President, Marketing, IBM.

     Mr. Martini and Mr. Yost were previously appointed members of the new Board. In addition, two unaffiliated directors will be named in the near future.

Management
----------
     In addition to Mr. Yost, the senior management of AmerisourceBergen includes Kurt J. Hilzinger, Executive Vice President and Chief Operating Officer, and Neil F. Dimick, Executive Vice President and Chief Financial Officer.

     The senior management also includes three Senior Vice Presidents. They are Brent R. Martini, President of AmerisourceBergen Drug Company; Charles J. Carpenter, President of PharMerica; and Steven H. Collis, President of ASD Specialty Healthcare, Inc.

Synergies
---------
     As announced earlier, AmerisourceBergen expects to achieve $125 million in annual pre-tax operating savings by the end of the third anniversary of the merger. The savings will

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                                                                   News Release

come primarily from reducing the number of distribution centers from the current 51 to approximately 30, consolidation of corporate staffs, and efficiencies in purchasing.

     Said Mr. Yost, "We have done a significant amount of work over the last five months evaluating operational and corporate functions, and we are convinced that we'll be able to deliver efficiencies that will meet or exceed these savings."


New Capital Structure
---------------------
     In conjunction with the merger, AmerisourceBergen realigned its capital structure, issuing $500 million of 8.125 percent senior notes and retiring the tendered bonds of its subsidiary, PharMerica. The tender offer for the PharMerica bonds expires today. The Company also obtained a new $1.3 billion credit facility, comprised of a $300 million term loan and a $1 billion revolving credit facility.

     Proceeds from the new notes will be used together with proceeds from the new credit facility to repay AmeriSource's and Bergen's existing senior secured credit facilities, to pay fees and expenses associated with the merger, to repurchase or repay certain of Bergen's other indebtedness, and for general corporate purposes such as working capital and capital expenditures.


AmerisourceBergen
-----------------
     AmerisourceBergen (NYSE:ABC) is the largest pharmaceutical services company in the United States dedicated solely to the pharmaceutical supply chain. It is the leading distributor of pharmaceutical products and services to the hospital systems/acute care market, alternative care facilities, and independent community pharmacies. The Company is also a leader in the institutional pharmacy marketplace. With approximately $36 billion in annualized operating revenues, AmerisourceBergen is headquartered in Valley Forge, PA, and employs more than 13,000 people serving over 25,000 customers.


FORWARD-LOOKING STATEMENTS
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                                                                    News Release


     This press release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. The forward-looking statements herein include statements addressing future financial and operating results of AmerisourceBergen and the benefits and other aspects of the merger.

     The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the risk that the businesses of AmeriSource and Bergen Brunswig will not be integrated successfully; failure to obtain and retain expected synergies; and other economic, business, competitive and/or regulatory factors affecting the business of AmerisourceBergen generally.

     More detailed information about these factors is set forth in AmeriSource's and Bergen Brunswig's filings with the Securities and Exchange Commission, including each of their Annual Reports on Form 10-K for fiscal 2000, their most recent quarterly reports on Form 10-Q, and their joint proxy statement-prospectus dated August 1, 2001. AmerisourceBergen, AmeriSource and Bergen Brunswig are under no obligation to (and expressly disclaim any such obligation to) update or alter their forward-looking statements whether as a result of new information, future events or otherwise.


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